Exhibit 8.1

SUBSIDIARIES OF NINETOWNS INTERNET TECHNOLOGY GROUP COMPANY

LIMITED

Name	Jurisdiction of Incorporation

Subsidiaries

Ample Spring Holdings Limited	British Virgin Islands
Asia Pacific Logistics Limited	British Virgin Islands
Beprecise Investments Limited	British Virgin Islands
Better Chance International Limited	British Virgin Islands
Ixworth Enterprises Limited	British Virgin Islands
Ninetowns Organic Agricultural Holdings Limited	British Virgin Islands
Ninetowns Land Group Limited	British Virgin Islands
China Genotown Development Holding Limited	British Virgin Islands
New Take Limited	Hong Kong
Shielder Limited	Hong Kong
Beijing New Take Electronic Commerce Limited	People’s Republic of China
Beijing Ninetowns Times Electronic Commerce Limited	People’s Republic of China
Beijing Ninetowns Ports Software and Technology Co., Ltd.	People’s Republic of China
Guangdong Ninetowns Technology Co., Ltd.	People’s Republic of China
Beijing Ninetowns Software Co., Ltd.	People’s Republic of China
Beijing Ninetowns Investment Co., Ltd.	People’s Republic of China
Dalian Aviation Changzheng Technology Development Co., Ltd.	People’s Republic of China
Huainan Ninetowns Suitable Estate Co., Ltd.	People’s Republic of China
Dongguan Ninetowns Software Technology Co., Ltd.	People’s Republic of China
Huainan Huacheng Estate Co., Ltd.	People’s Republic of China
Beijing Ronghe Zhihui Network Software Services Co., Ltd.	People’s Republic of China

Variable Interest Entity and its Consolidated Subsidiaries

Beijing Ronghe Tongshang Network Technology Limited	People’s Republic of China
Beijing Ninetowns Sky Eco-agriculture Co., Ltd.	People’s Republic of China
Beijing Huaixiang Modern Agriculture Technology Co., Ltd.	People’s Republic of China
Beijing Ronghe Tongshang Electronic Business Co., Ltd.	People’s Republic of China